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EXHIBIT 99.2      LETTER TO PULASKI FINANCIAL CORP.



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                                March 14, 2001


Board of Directors
Pulaski Financial Corp.
12300 Olive Boulevard
St. Louis, MO 63141

Gentlemen:

      This letter is in response to the letter from William A. Donius dated January 23, 2001 in which Pulaski Financial Corp. offered to acquire First Bancorp of Indiana, Inc. at a price of $16.125 with consideration to be paid in an unspecified combination of cash and Pulaski stock. Our Board of Directors, with the assistance of our financial and legal advisors, has thoroughly considered your offer and has determined not to pursue a merger with Pulaski at this time.

      As we noted in the prospectus for our initial public offering, the additional capital raised in the IPO would initially prevent us from having a competitive return on equity and that it could take us several years to deploy the proceeds of the IPO in a manner that would enable us to achieve a return on equity competitive with other publicly traded financial institutions. We have been mindful of the concerns of shareholders and have been working since our IPO to build our franchise and create value for our shareholders. Most recently, we opened a de novo branch and completed the acquisition of two branch offices, together with $35.1 million in deposits and $22.7 million in loans. At the same time, we expanded our product offering by opening a commercial loan department. Since our IPO in April 1999, we have expanded our branch network from four to seven branches and have grown assets approximately 39%. Although Evansville is a competitive market, we see further opportunity for expansion through continued de novo branching, branch acquisitions and, possibly, acquisitions of other institutions.

      Given the short period of time that has elapsed since our IPO and the success we have had so far in pursuing our business plan, our Board of Directors has concluded that your offer does not reflect the full value of First Bancorp and, therefore, that it would not be in the best interests of First Bancorp's shareholders to pursue a transaction with Pulaski at this time. We appreciate your interest in First Bancorp and look forward to working on behalf of you and all of our shareholders.

                                    Sincerely,


                                    Harold Duncan
                                    President and Chief Executive Officer